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                               May 11, 1998

CAM Designs, Inc.
Birmingham Road
Allesley, Coventry
CV 59 QE
England, UK
Attn: John R. Davidson

Gentlemen:

           You have advised us that the National Association of Securities Dealers, Inc. (the "NASD") has raised certain concerns with respect to certain provisions of in the Certificate of Designations. Preferences and Rights of the Series A Convertible Preferred Stock (the "Certificate") of CAM Designs Inc. (the "Company") held by the undersigned (the "Holder") in connection with their review of the approval of the listing of the Company's Common Stock on the NASDAQ SmallCap Market. Terms used, but not defined herein, shall have the definitions ascribed to them in the Certificate.

           In exchange for a waiver by the Holder of the remedies provided for in Section VII(b) of the Certificate, in the event that, based upon present NASD Regulations, the Company is unable to issue, upon conversion of the Series A Convertible Preferred Stock, to the Holder more than 19.99% (the "Cap Amount") of then issued and outstanding shares of the Company's Common Stock, the Holder shall be entitled to receive, until such shares can be so issued, on a monthly basis, payments in cash equal to the product of:

    (the number of shares of Common Stock which exceed the Cap Amount
             (the "Overage") x the Closing Sale Price) x .15
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                                    12

           For purposes of the above formula, the "Closing Sale Price" shall equal the highest closing sale price for the Company's Common Stock, as quoted on Bloomberg Financial Markets during each 30 day period (or portion thereof) in which the Overage cannot be issued. Such amounts will continue to be payable until the Overage can be issued.

           This waiver shall remain in offset only so long as the Company complies with all the other terms and provisions of the Securities Purchase Agreement, Stock Purchase Warrant and the Registration Rights Agreement, each dated as of March 27, 1998, between the Holder and the Company.

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CAM Designs, Inc.
May 11, 1998
Page 2


                  Please execute your agreement and acknowledgment to be bound by the foregoing by executing in the appropriate space below and returning same to us, whereby this letter shall constitute a binding agreement between us.

                            Very truly yours,

                            JNC STRATEGIC FUND LTD.
                            By /s/ Neil
                               -----------------------
                               Director

Acknowledged and Agreed To:

CAM DESIGNS, INC.

By:
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